                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-67083) pertaining to The Bibb Company 1997 Omnibus Stock Incentive Plan, Dan River Inc. Amended and Restated Stock Option Plan, as Amended, Dan River Inc. 1997 Stock Incentive Plan, Dan River Inc 1997 Stock Plan for Outside Directors of our report dated February 4, 2000 (except for the last paragraph in Note 14, as to which the date is March 1, 2000), with respect to the consolidated financial statements and schedule of Dan River Inc. included in this Annual Report (Form 10-K) for the year ended January 1, 2000.

                                          /s/ Ernst & Young LLP

Greensboro, North Carolina
March 13, 2000